Herc Holdings Reports Fourth Quarter and Full Year 2018 Results
and Announces Full Year Guidance for 2019

–	Achieves 8.0% growth in equipment rental revenue to $447.7 million for the fourth quarter and an increase of 10.6% to $1,658.3 million for the full year

–	Drives 10.6% growth in total revenues to $543.7 million for the fourth quarter and 12.7% improvement to $1,976.7 million for the full year

–	Improves pricing 2.9% for the fourth quarter of 2018, the 11th consecutive quarter of year-over-year improvement, and an increase of 2.9% for the full year

–	Reports net income of $33.3 million for the quarter and $69.1 million for the full year

–	Increases adjusted EBITDA by 11.6% to $198.4 million for the fourth quarter of 2018 and an improvement of 17.0% to $684.8 million for the full year

–	Announces 2019 adjusted EBITDA guidance range of $730 to $760 million

Bonita Springs, Fla., February 28, 2019 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter and year ended December 31, 2018. Equipment rental revenue was $447.7 million and total revenues were $543.7 million in the fourth quarter of 2018, up from $414.5 million and $491.7 million, respectively, for the same periods last year. The Company reported net income of $33.3 million or $1.16 per diluted share in the fourth quarter of 2018 compared to $214.3 million or $7.44 per diluted share in the same period in 2017. The results include net tax benefits of $6.0 million or $0.21 per diluted share in 2018, and $207.1 million or $7.19 per diluted share in 2017, related to the enactment of the Tax Cuts and Jobs Act of 2017 ("2017 Tax Act").

Equipment rental revenue increased 8.0%, average fleet at original equipment cost (OEC) increased 4.4% and overall pricing improved 2.9% in the fourth quarter of 2018 over the prior-year period. Adjusted EBITDA increased 11.6% to $198.4 million in the fourth quarter compared to $177.8 million in the comparable period in 2017. See page A-4 for a description of the items excluded in calculating adjusted EBITDA.

“We are pleased with the double-digit year-over-year growth in equipment rental revenue and adjusted EBITDA we achieved in 2018," said Larry Silber, president and chief executive officer.  "During the year, we raised our adjusted EBITDA guidance twice, and our 2018 results came in at the high end of the updated range we provided in November. Dollar utilization of 39.7% for the fourth quarter was the highest recorded since we became a stand-alone public company. Solid market demand supported the uplift in pricing of 2.9% in the quarter, our 11th consecutive quarter of year-over-year pricing improvement.
"We intend to continue to drive rental revenue growth through our urban market strategy, fleet and customer diversification initiatives, and the strong market environment. We expect to enhance adjusted EBITDA margin with a steady focus on flow-through in 2019, which in turn should strengthen our free cash flow and continue to improve our balance sheet," he added.
Fourth Quarter Highlights

•
Equipment rental revenue in the fourth quarter of 2018 increased 8.0% or $33.2 million to $447.7 million compared to $414.5 million in the prior-year quarter. The gain reflected strong growth in rental revenue from local accounts and ProSolutionsTM and ProContractor categories over the prior year.

•
Total revenues increased 10.6% to $543.7 million in the fourth quarter compared to $491.7 million in 2017. The $52.0 million year-over-year improvement included an increase in equipment rental revenue of $33.2 million and in sales of rental equipment of $18.3 million. The

Company benefited from a strong used equipment market as it continued to focus on improving equipment mix and reducing fleet age.

•	Pricing increased 2.9% in the fourth quarter of 2018 compared to the same period in 2017.

•	Dollar utilization of 39.7% in the fourth quarter of 2018 increased 100 basis points compared to the prior-year period, reflecting improved pricing and customer and fleet diversification.

•
Direct operating expenses were $204.0 million in the fourth quarter of 2018 compared to $194.2 million in the prior-year period. The 5.0% increase was driven primarily by increased personnel costs related to higher rental activity, partially offset by improved operating efficiencies.

•
Selling, general and administrative expenses (SG&A) increased $6.6 million to $82.4 million in the fourth quarter of 2018 compared to $75.8 million in the prior-year period. The increase was primarily related to higher variable compensation incentives supporting revenue growth.

•
Interest expense in the fourth quarter of 2018 decreased to $34.0 million compared to $38.2 million in the prior-year period. The decrease was primarily due to lower average senior secured second priority notes ("Notes") outstanding from the partial redemptions made in October 2017 and July 2018, which was partially offset by higher average interest rates on the revolving credit facility during the quarter compared with the same period last year.

•	Net income was $33.3 million in the fourth quarter of 2018 compared to $214.3 million in the fourth quarter of 2017. The results for the fourth quarter include tax benefits of
$6.0 million in 2018, and $207.1 million in 2017, related to the enactment of the 2017 Tax Act.

•
Adjusted EBITDA in the fourth quarter of 2018 increased 11.6% to $198.4 million compared to $177.8 million in the fourth quarter of 2017. The increase was primarily due to strong equipment rental revenue growth.

Full Year 2018 Highlights

•
Equipment rental revenue for 2018 increased 10.6% or $159.3 million to $1,658.3 million compared to $1,499.0 million in 2017. The double-digit growth reflected strong growth in rental revenue from local accounts and ProSolutionsTM and ProContractor categories.

•
Total revenues increased 12.7% to $1,976.7 million for 2018 compared to $1,754.5 million in 2017. The $222.2 million year-over-year increase included an increase in equipment rental revenue of $159.3 million and in sales of rental equipment of $65.4 million. The Company benefited from a strong used equipment market as it continues to focus on improving equipment mix and reducing fleet age.

•	Pricing increased 2.9% for the full year 2018 compared to 2017.

•	Dollar utilization grew to 37.4% for the full year 2018, an increase of 150 basis points over the prior year, reflecting improved pricing and customer and fleet mix diversification.

•
Direct operating expenses were $788.9 million compared to $719.8 million in the prior-year period. The 9.6% increase was related primarily to strong rental revenue activity for 2018, which resulted in higher personnel costs and transportation expenses.

•	SG&A decreased $7.6 million to $312.6 million for 2018 compared to $320.2 million in the prior-year period. The 2.4% year-over-year decline resulted primarily from the reduction of costs related to spin-off expenses and professional fees, which were partially offset by higher variable compensation incentives supporting revenue growth.

•
Interest expense for 2018 decreased $3.0 million to $137.0 million from $140.0 million in the prior-year period. The decrease was primarily due to lower average Notes outstanding from the partial redemptions made in March and October 2017 and July 2018, which was partially offset by higher average outstanding balances and interest rates on the revolving credit facility compared with last year.

•
Net income was $69.1 million for 2018 compared to $160.3 million in the comparable prior-year period. The results included net tax benefits of $20.8 million in 2018, and $207.1 million in 2017, related to the previously mentioned 2017 Tax Act.

•
Adjusted EBITDA for 2018 increased 17.0% to $684.8 million compared to $585.4 million in the prior year. The increase was primarily due to strong equipment rental revenue growth and improved results from a higher volume of sales of rental equipment.

Capital Expenditures - Fleet

•
The Company reported net fleet capital expenditures of $499.1 million for 2018. Gross fleet capital expenditures were $771.4 million, and disposals were $272.3 million. See page A-5 for the calculation of net fleet capital expenditures.

•	As of December 31, 2018, the Company's total fleet was approximately $3.78 billion at OEC.

•	Average fleet at OEC increased 4.4% in the fourth quarter and 4.8% for the full year 2018 compared to the prior-year periods.

•	Average fleet age declined to approximately 46 months as of December 31, 2018, compared with approximately 49 months as of December 31, 2017.

2019 Guidance

"The continued robust market demand along with our improved operating efficiencies support our expectation for year-over-year growth in adjusted EBITDA of approximately 7% to 11% in fiscal 2019," said Mr. Silber. "Our 2019 net capital spending is expected to be lower than 2018 as we continue to improve the quality and age of the fleet by disposing of non-preferred brands and older equipment. By staying focused on disciplined capital management, we intend to continue to lower our net leverage by the end of the year."

Adjusted EBITDA                  $730 to $760 million
Net fleet capital expenditures            $370 to $410 million

The Company does not provide forward-looking guidance for certain financial measures on a GAAP basis because certain items contained in the GAAP measures, which may be significant, cannot be reasonably estimated, such as restructuring and restructuring related charges, and gains and losses from asset sales.

Earnings Call and Webcast Information

Herc Holdings' fourth quarter 2018 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-800-289-0462 and international participants should call + 1-786-789-4782, using the access code: 239365. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the company website at IR.HercRentals.com, where it will be archived for 90 days after the call. A telephonic replay will be available for one week. To listen to the archived call by telephone, U.S. participants should dial +1-888-203-1112 and international participants + 1-719-457-0820 and enter the conference ID number: 2310491.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with approximately 270 locations, principally in North America. With over 50 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutionsTM, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 4,900 employees. Herc Holdings’ 2018 total revenues were approximately $1.98 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:

•	Dollar utilization: calculated by dividing rental revenue by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•
OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements

This release contains statements, including those under "2019 Guidance," that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements, including:

•	Business risks could have a material adverse effect on our business, financial condition, results and cash flows, including:

◦	the cyclicality of our business and its dependence on levels of capital investment and maintenance expenditures by our customers; a slowdown in economic conditions or adverse changes in the level of economic activity or other economic factors specific to our customers or their industries, in particular, contractors and industrial customers;

◦
our business is heavily reliant upon communications networks and centralized IT systems and the concentration of our systems creates or increases risks for us, including the risk of the misuse or theft of information we possess, including as a result of cyber security breaches or otherwise, which could harm our brand, reputation or competitive position and give rise to material liabilities;

◦	we may fail to maintain and upgrade our IT systems;

◦	we may fail to respond adequately to changes in technology and customer demands;

◦	intense competition in the industry, including from our own suppliers, that may lead to downward pricing or an inability to increase prices;

◦	our success depends on our ability to attract and retain key management and other key personnel, and the ability of new employees to learn their new roles;

◦	any occurrence that disrupts rental activity during our peak periods, given the seasonality of the business, especially in the construction industry;

◦	some or all of our deferred tax assets could expire if we experience an “ownership change” as defined in the Internal Revenue Code;

◦
doing business in foreign countries exposes us to additional risks, including under laws and regulations that may conflict with U.S. laws and those under anticorruption, competition, economic sanctions and anti-boycott regulations;

◦
changes in the legal and regulatory environment that affect our operations, including with respect to taxes, consumer rights, privacy, data security and employment matters, could disrupt our business and increase our expenses;

◦	an impairment of our goodwill or our indefinite lived intangible assets could have a material non-cash adverse impact;

◦
other operational risks such as: any decline in our relations with our key national account customers or the amount of equipment they rent from us; our equipment rental fleet is subject to residual value risk upon disposition, and may not sell at the prices we expect; maintenance and repair costs associated with our equipment rental fleet could materially adversely affect us; we may be unable to protect our trade secrets and other intellectual property rights; we are exposed to a variety of claims and losses arising from our operations, and our insurance may not cover all or any portion of such claims; we may face issues with our union employees; environmental, health and safety laws and regulations and the costs of complying with them, or any change to them impacting our markets, could materially adversely affect us; and strategic acquisitions could be difficult to identify and implement and could disrupt our business or change our business profile significantly;

•
Risks related to the spin-off, which effected our separation from Hertz Global Holdings Inc., formerly known as Hertz Rental Car Holding Company, Inc. ("New Hertz"), such as: the liabilities we have assumed and will share with New Hertz in connection with the spin-off could have a material adverse effect on our business, financial condition and results of operations; if there is a determination that any portion of the spin-off transaction is taxable for U.S. federal income tax purposes, including for reasons outside of our control, then we and our stockholders could incur significant tax liabilities, and we could also incur indemnification liability if we are determined to have caused the spin-off to become taxable; if New Hertz fails to pay its tax liabilities under the tax matters agreement or to perform its obligations under the separation and distribution agreement, we could incur significant tax and other liability; we have limited operating history as a stand-alone public company; our ability to engage in financings, acquisitions and other strategic transactions using equity securities is limited due to the tax treatment of the spin-off; and the spin-off may be challenged by creditors as a fraudulent transfer or conveyance;

•
Risks related to our substantial indebtedness, such as: our substantial level of indebtedness exposes us or makes us more vulnerable to a number of risks that could materially adversely affect our financial condition, results of operations, cash flows, liquidity and ability to compete; an increase in interest rates or in our borrowing margin would increase the cost of servicing our debt and could reduce our profitability; the secured nature of our indebtedness, which is secured by substantially all of our consolidated assets, could materially adversely affect our business and holders of our debt and equity; and any additional debt we incur could further exacerbate these risks;

•
Risks related to the securities market and ownership of our stock, including that: the market price of our common stock could decline as a result of the sale or distribution of a large number of our shares or the perception that a sale or distribution could occur and these factors could make it more difficult for us to raise funds through future stock offerings; provisions of our governing documents could discourage potential acquisition proposals and could deter or prevent a change in control; and the market price of our common stock may fluctuate significantly; and

•
Other risks and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 under Item 1A "Risk Factors," and in our other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by such cautionary statements. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.

Information Regarding Non-GAAP Financial Measures

In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA and adjusted EBITDA margin. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.

(See Accompanying Tables)

A-4

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenues:
Equipment rental	$447.7	$414.5	$1,658.3	$1,499.0
Sales of rental equipment	80.6	62.3	256.2	190.8
Sales of new equipment, parts and supplies	12.9	12.0	49.3	52.3
Service and other revenue	2.5	2.9	12.9	12.4
Total revenues	543.7	491.7	1,976.7	1,754.5
Expenses:
Direct operating	204.0	194.2	788.9	719.8
Depreciation of rental equipment	98.9	95.4	387.5	378.9
Cost of sales of rental equipment	75.4	57.1	244.3	192.0
Cost of sales of new equipment, parts and supplies	10.0	9.2	37.7	39.5
Selling, general and administrative	82.4	75.8	312.6	320.2
Impairment	—	0.4	0.1	29.7
Interest expense, net	34.0	38.2	137.0	140.0
Other income, net	0.7	0.3	(0.2)	(1.2)
Total expenses	505.4	470.6	1,907.9	1,818.9
Income (loss) before income taxes	38.3	21.1	68.8	(64.4)
Income tax benefit (provision)	(5.0)	193.2	0.3	224.7
Net income	$33.3	$214.3	$69.1	$160.3
Weighted average shares outstanding:
Basic	28.5	28.3	28.4	28.3
Diluted	28.8	28.8	28.9	28.6
Earnings per share:
Basic	$1.17	$7.57	$2.43	$5.66
Diluted	$1.16	$7.44	$2.39	$5.60

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$27.8	$41.5
Receivables, net of allowance	332.4	386.3
Inventory	17.9	23.7
Prepaid and other current assets	22.3	23.0
Total current assets	400.4	474.5
Rental equipment, net	2,504.7	2,374.6
Property and equipment, net	282.5	286.3
Goodwill and intangible assets, net	384.5	374.9
Other long-term assets	38.1	39.4
Total assets	$3,610.2	$3,549.7

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$29.9	$25.4
Accounts payable	147.0	152.0
Accrued liabilities	122.3	113.3
Total current liabilities	299.2	290.7
Long-term debt, net	2,129.9	2,137.1
Financing obligations, net	116.3	112.9
Deferred tax liabilities	448.3	462.8
Other long-term liabilities	43.8	35.8
Total liabilities	3,037.5	3,039.3
Total equity	572.7	510.4
Total liabilities and equity	$3,610.2	$3,549.7

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Years Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$69.1	$160.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	387.5	378.9
Depreciation of property and equipment	51.9	46.8
Amortization of intangible assets	5.4	4.7
Amortization of deferred debt and financing obligations costs	6.3	6.4
Stock-based compensation charges	13.4	10.1
Impairment	0.1	29.7
Provision for receivables allowance	57.8	52.4
Deferred taxes	(10.5)	(228.4)
(Gain) loss on sale of rental equipment	(11.9)	1.2
Income from joint ventures	(1.6)	(1.9)
Other	3.8	5.8
Changes in assets and liabilities:
Receivables	(29.9)	(131.6)
Inventory, prepaid and other assets	1.8	(2.1)
Accounts payable	(1.7)	(10.0)
Accrued liabilities and other long-term liabilities	17.6	26.8
Net cash provided by operating activities	559.1	349.1
Cash flows from investing activities:
Rental equipment expenditures	(771.4)	(501.4)
Proceeds from disposal of rental equipment	272.3	160.1
Non-rental capital expenditures	(77.6)	(74.6)
Proceeds from disposal of property and equipment	9.7	5.9
Net cash used in investing activities	(567.0)	(410.0)
Cash flows from financing activities:
Repayments of long-term debt	(123.5)	(247.0)
Proceeds from revolving lines of credit and securitization	737.5	561.9
Repayments on revolving lines of credit and securitization	(604.0)	(339.2)
Proceeds from financing obligations	6.4	119.5
Principal payments under capital lease and financing obligations	(17.0)	(16.7)
Debt extinguishment costs	(3.7)	(7.4)
Other financing activities, net	0.1	(1.0)
Net cash provided by (used in) financing activities	(4.2)	70.1
Effect of foreign exchange rate changes on cash and cash equivalents	(1.6)	1.3
Net increase (decrease) in cash and cash equivalents during the period	(13.7)	10.5
Cash, cash equivalents and restricted cash at beginning of period	41.5	31.0
Cash and cash equivalents at end of period	$27.8	$41.5

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA are not recognized terms under GAAP and should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP. Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain on the disposal of a business and certain other items. Management uses EBITDA and adjusted EBITDA to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company's performance. However, EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin (Adjusted EBITDA/Total Revenues) is a commonly used profitability ratio. Adjusted EBITDA Margin does not purport to be an alternative to Net Margin (Net Income/Total Revenues as calculated under GAAP) as an indicator of profitability, as it does not account for GAAP reportable expenses such as depreciation and interest or the expense or benefit from income taxes.

These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net Income	$33.3	$214.3	$69.1	$160.3
Income tax provision (benefit)	5.0	(193.2)	(0.3)	(224.7)
Interest expense, net	34.0	38.2	137.0	140.0
Depreciation of rental equipment	98.9	95.4	387.5	378.9
Non-rental depreciation and amortization	15.5	13.8	57.3	51.5
EBITDA	186.7	168.5	650.6	506.0
Restructuring and restructuring related	4.3	—	5.3	5.5
Spin-Off costs	3.9	8.2	14.4	35.2
Non-cash stock-based compensation charges	3.5	2.6	13.4	10.1
Impairment	—	0.4	0.1	29.7
Other(1)	—	(1.9)	1.0	(1.1)
Adjusted EBITDA	$198.4	$177.8	$684.8	$585.4

Total revenues	$543.7	$491.7	$1,976.7	$1,754.5
Adjusted EBITDA	198.4	177.8	684.8	585.4
Adjusted EBITDA margin	36.5%	36.2%	34.6%	33.4%
(1) For the year ended December 31, 2018, other is comprised primarily of a one-time cash separation benefit paid to our former Chief Financial Officer as part of a Retirement and Separation Agreement. For the three months and year ended December 31, 2017, other is comprised primarily of a gain on sale of real estate of $2.3 million, partially offset by transaction costs of $0.3 million and $0.9 million, respectively.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
NET RENTAL EQUIPMENT EXPENDITURES
(In millions)

	Years Ended December 31,
	2018	2017
Rental equipment expenditures	$771.4	$501.4
Proceeds from disposal of rental equipment	(272.3)	(160.1)
Net rental equipment expenditures	$499.1	$341.3